EXHIBIT 10.47

                              [MORGAN PRODUCTS LTD.
                                   Letterhead]



November 23, 1996


Mr. Duane Greenly
960 Woodside Terrace
Freeport, Illinois 61032

Dear Duane,

This will confirm your discussion today with Larry Robinette concerning your employment arrangement with Morgan Products Ltd.

--        Your title will be President, Morgan Manufacturing.

-- Your base salary will be $7,693 bi-weekly, which on annualized basis is $200,000

-- Your normal bonus target will be 50% of your base with a maximum of 70%. However, for 1997 you will have a special one-time bonus opportunity of up to 120% of your base with a guarantee of no less than 50%. This special program will be tied to operating income improvement.

-- You will receive payment in February of the equivalent bonus you would have been eligible to receive had you remained with Newell.

-- You will be provided with a $20,000 signing bonus which will be paid December 31, 1996. This will help offset some of your Newell option value.

-- The company will provide you with 90,000 stock options all of which will be vested within a period of three years. In structuring your option awards, the Company will provide a reasonably equivalent offset to the remaining $26,000 of unexercisable Newell option value.

-- You will be provided with a two year employment contact with a minimum of one year of severance pay should you be terminated at any time during the term of your employment.

-- You are eligible for a Company provided American made automobile (Buick Park Avenue, Lincoln Continental, or equivalent), which will be grossed up for personal use so as to offset the tax impact.

-- Expenses associated with moving, home sale and home purchase, and temporary living will be handled in accordance with Morgan Products Ltd. Employee Relocation policy, a copy of which



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         will be provided with the hard copy of this letter when you receive it.
         In your case, you will receive one months pay when you relocate rather than the lesser amount referred to in that policy. In addition, the Company will make up any loss you may have on the sale of your home. We plan to use Prudential in the sale of your home so please contact me before making any commitments to Realtors on either end.

-- You will be eligible for the same benefit package as all other senior executives. That package includes health and dental coverage, life insurance, travel accident insurance, long-term disability, and a 401(K) savings and profit sharing plan. We also have a deferred compensation program in which you are eligible to participate.

-- The Company will cover the reasonable cost of an apartment in Oshkosh for up to six months.

--        You will also be provided with a Company-paid country club membership.

Duane, I believe this covers the key items you and Larry discussed. If you have any questions on any of our programs please give me a call at 757-564-1713 through Monday or at 414-236-4452 on Tuesday and Wednesday.

We all believe there are tremendous opportunities at Morgan, and particularly at Morgan Manufacturing. With your skills and track record you can make the mark that is needed and bring that business unit quickly to the level of profitable performance we all believe can be achieved.

Welcome aboard! We are glad to have you on the team.

Sincerely,


/s/ Dennis C. Hood
________________________
Dennis C. Hood
Senior Vice President Human Resources & Administration


cc: Larry Robinette



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